Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2018

-     Record Annual Revenues and Earnings

-     Strong Price / Mix Growth in Fourth Quarter

-     Completed 12 Acquisitions Representing Approximately $83 Million of Annual Revenues

-     Returned $89.4 Million of Capital to Shareholders Through Repurchase Program During 2018

Columbus, Ohio, February 28, 2019 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced record results for the fourth quarter and fiscal year ended December 31, 2018.

Fourth Quarter 2018 Highlights

●	Net revenue increased 17.8% to a record $353.1 million
●	Net income increased 52.6% to a record $16.5 million
●	Adjusted EBITDA* increased 20.5% to $43.6 million
●	Net income per diluted share increased 58.8% to $0.54 per diluted share
●	Adjusted net income per diluted share increased 38.5% to $0.72 per diluted share*
●	In October 2018, acquired Advanced Fiber Technology, a manufacturer of cellulose insulation and industrial fibers in Bucyrus, Ohio with annual revenues of approximately $18.0 million
●	In December 2018, acquired Carolina Glass & Mirror, Inc., a commercial and residential glass applications installer in North Carolina with annual revenues of $6.2 million
●	In December 2018, acquired Hamilton Benchmark Inc., a commercial fire-stopping solutions installer in Wisconsin with annual revenues of $1.3 million
●	During the fourth quarter, IBP repurchased 1.3 million shares of its common stock, for a total price of $46.5 million

“IBP ended the year with strong operating and financial momentum, and I am encouraged by our fourth quarter performance,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Throughout the year we worked with our suppliers and customers to successfully manage the atypical pricing environment. During the 2018 fourth quarter, price / mix contributed 7.8% of sales growth during the quarter, which combined with strong operating leverage helped drive record fourth quarter net income.”

“IBP’s record results would not be possible if it wasn’t for the dedication and commitment of our 7,700 employees across the United States. We experienced improved employee retention rates in 2018 as a direct result of our financial wellness program, longevity stock program, and various community engagement programs. In addition, IBP returned $89.4 million of capital back to shareholders through our stock repurchase program.”

“For 2018, sales increased 18.0%, outpacing the 3.4% year-over-year growth in total U.S. housing completions. This performance is a direct result of our ability to grow our core insulation installation business, while diversifying our installation services to new geographies, end markets, and product offerings. During 2018, IBP completed 12 acquisitions representing approximately $83 million of annual revenues. We also saw an 11.5% increase in sales of our large commercial construction installation business in 2018. As our financial results show, IBP continues to build upon its national platform of installation services and I am excited by future opportunities to grow and create greater value for our shareholders,” concluded Mr. Edwards.

Fourth Quarter 2018 Results Overview

For the fourth quarter of 2018, net revenue was $353.1 million, an increase of 17.8% from $299.9 million in the fourth quarter of 2017. On a same branch basis, net revenue improved 11.1% from the prior year quarter. Residential same branch sales growth was 10.9% in the quarter, with more than 70% of the increase attributable to price gains and more favorable customer and product mix with the remainder attributable to the growth in the number of completed jobs. Same branch single-family sales grew 8.6% during the fourth quarter, compared to a decline in U.S. single-family housing completions of -1.1%, while our large commercial construction end-market had organic growth of 13.0%.

Gross profit improved 21.3% to $98.6 million from $81.3 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 27.9%, which adjusts for the Company’s share-based compensation expense, branch start-up costs and gain on a facility disposal, compared to 28.1% for the same period last year.

Selling and administrative expense, as a percentage of net revenue, was 18.7% compared to 19.2% in the prior year quarter. Adjusted selling and administrative expense*, as a percentage of net revenue, improved 50 basis points to 18.0% from 18.5%. Higher net revenue in the 2018 fourth quarter more than offset the higher costs needed to support the Company’s growth.

Net income was $16.5 million, or $0.54 per diluted share, compared to $10.8 million, or $0.34 per diluted share, in the prior year quarter. Adjusted net income* was $21.8 million, or $0.72 per diluted share, compared to $16.6 million, or $0.52 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods and includes an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $43.6 million, a 20.5% increase from $36.2 million in the prior year quarter, largely due to higher sales and better selling and administrative leverage. Adjusted EBITDA, as a percentage of net revenue, was 12.4% compared to 12.1% in the prior year quarter. The incremental Adjusted EBITDA margin* on same branch revenue growth was 15.5% (please refer to the Supplementary Tables at the end of this Press Release).

Full Year 2018 Results Overview

For the year ended December 31, 2018, net revenue was $1,336.4 million, an increase of 18.0% from $1,132.9 million in 2017. On a same branch basis, net revenue improved 11.5% from the prior year, with more than half of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix. Same branch residential revenue increased 11.4% as compared to a 3.4% increase in total U.S. housing completions.

Gross profit improved 14.7% to $371.6 million from $324.0 million in the prior year. Gross margin was 27.8% compared to 28.6% in the prior year. Adjusted gross profit, adjusted for the Company’s share-based compensation expense, financial wellness program, branch start-up costs and gain on a facility disposal, improved 14.0% to $373.2 million for the full year.

Selling and administrative expense, as a percentage of net revenue, was 18.9% compared to 19.7% in the prior year. Adjusted selling and administrative expense, as a percentage of net revenue, improved 80 basis points to 18.1% from 18.9%.

Net income was $54.7 million, or $1.75 per diluted share, compared to $41.1 million, or $1.30 per diluted share in the prior year. Adjusted net income was $83.5 million, or $2.67 per diluted share, compared to $65.0 million, or $2.05 per diluted share in the prior year. Adjusted net income adjusts for the impact of non-core items in both periods, includes an addback for non-cash amortization expense related to acquisitions, and a release of the Company’s deferred tax liability as a result of the Tax Cuts and Jobs Act.

For the full year of 2018, adjusted EBITDA was $164.4 million, a 16.5% increase from $141.1 million in the prior year. Adjusted EBITDA, as a percentage of net revenue was 12.3%, compared to 12.5% in the prior year. Operating income was $93.2 million, a 25.5% increase from $74.3 million in the prior year. The incremental Adjusted EBITDA margin on same branch revenue growth was 11.9% (please refer to the Supplementary Tables at the end of this Press Release).

Net cash from operating activities was $96.6 million, an increase of 40.5% from $68.8 million in the prior year.

Conference Call and Webcast

The Company will host a conference call and webcast on February 28, 2019 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through March 28, 2019, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13686963.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest insulation installers for the residential new construction market and is also a diversified installer of complementary building products, including waterproofing, fire-stopping and fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to our financial and business model, the demand for our services and product offerings, expansion of our national footprint and end markets, diversification of our products, our ability to capitalize on the new home and commercial construction recovery, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions, our ability to improve sales and profitability, expectations for demand for our services and our earnings in 2019. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, general economic and industry conditions, the material price environment, and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net revenue	$353,121	$299,869	$1,336,432	$1,132,927
Cost of sales	254,484	218,524	964,841	808,901

Gross profit	98,637	81,345	371,591	324,026
Operating expenses
Selling	17,805	15,909	67,105	58,450
Administrative	48,340	41,774	185,850	164,453
Amortization	5,740	7,067	25,419	26,857

Operating income	26,752	16,595	93,217	74,266
Other expense
Interest expense, net	5,483	5,925	20,496	17,381
Other	118	699	535	1,065

Income before income taxes	21,151	9,971	72,186	55,820
Income tax provision (benefit)	4,676	(822)	17,438	14,680

Net income	$16,475	$10,793	$54,748	$41,140

Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on cash flow hedge, net of tax benefit (provision) of $1,106 and $(236) for the three months ended December 31, 2018 and 2017, respectively, and $284 and $(206) for the twelve months ended December 31, 2018 and 2017, respectively	(3,503)	552	(1,050)	507

Comprehensive income	$12,972	$11,345	$53,698	$41,647

Basic net income per share	$0.54	$0.34	$1.76	$1.30

Diluted net income per share	$0.54	$0.34	$1.75	$1.30

Weighted average shares outstanding:
Basic	30,321,803	31,659,710	31,107,231	31,639,283
Diluted	30,396,412	31,860,978	31,229,558	31,756,363

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	December 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$90,442	$62,510
Investments	10,060	30,053
Accounts receivable (less allowance for doubtful accounts of $5,085 and $4,805 at December 31, 2018 and 2017, respectively)	214,121	180,725
Inventories	61,162	48,346
Other current assets	35,760	33,308

Total current assets	411,545	354,942
Property and equipment, net	90,117	81,075
Non-current assets
Goodwill	173,049	155,466
Intangibles, net	149,790	137,991
Other non-current assets	10,157	9,272

Total non-current assets	332,996	302,729

Total assets	$834,658	$738,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$22,642	$16,650
Current maturities of capital lease obligations	4,806	5,666
Accounts payable	96,949	87,425
Accrued compensation	27,923	25,399
Other current liabilities	29,366	24,666

Total current liabilities	181,686	159,806
Long-term debt	432,182	330,927
Capital lease obligations, less current maturities	3,824	6,479
Deferred income taxes	6,695	6,444
Other long-term liabilities	27,773	24,562

Total liabilities	652,160	528,218
Commitments and contingencies
Stockholders’ equity
Preferred stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at December 31, 2018 and 2017, respectively	-	-
Common stock; $0.01 par value: 100,000,000 authorized, 32,723,972 and 32,524,934 issued and 29,915,611 and 31,862,146 shares outstanding at December 31, 2018 and 2017, respectively	327	325
Additional paid in capital	181,815	174,043
Retained earnings	105,212	48,434
Treasury stock; at cost: 2,808,361 and 662,788 shares at December 31, 2018 and 2017, respectively	(104,425)	(12,781)
Accumulated other comprehensive income	(431)	507

Total stockholders’ equity	182,498	210,528

Total liabilities and stockholders’ equity	$834,658	$738,746

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve months ended December 31,
	2018	2017
Net income	$54,748	$41,140
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	33,306	28,285
Amortization of intangibles	25,419	26,857
Amortization of deferred financing costs and debt discount	1,164	1,093
Provision for doubtful accounts	2,630	2,834
Write-off of debt issuance costs	1,164	2,113
Gain on sale of property and equipment	(1,098)	(492)
Noncash stock compensation	7,839	6,592
Deferred income taxes	470	(6,160)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(30,166)	(19,955)
Inventories	(15,717)	(3,667)
Other assets	(4,552)	(4,602)
Accounts payable	8,146	6,303
Income taxes receivable / payable	10,273	(18,605)
Other liabilities	3,007	7,036

Net cash provided by operating activities	96,633	68,772

Cash flows from investing activities
Purchases of investments	(22,818)	(30,194)
Maturities of short term investments	42,782	-
Purchases of property and equipment	(35,232)	(31,668)
Acquisitions of businesses, net of cash acquired of $0 and $247, respectively	(57,740)	(137,120)
Proceeds from sale of property and equipment	1,958	959
Other	(3,019)	(2,420)

Net cash used in investing activities	(74,069)	(200,443)

Cash flows from financing activities
Proceeds from term loan under credit agreement applicable to respective period	100,000	300,000
Payments on term loan under credit agreement applicable to respective period	(2,750)	(97,750)
Proceeds from delayed draw term loan under credit agreement applicable to respective period	-	112,500
Payments on delayed draw term loan under credit agreement applicable to respective period	-	(125,000)
Proceeds from vehicle and equipment notes payable	25,443	22,460
Debt issuance costs	(1,992)	(8,281)
Principal payments on long-term debt	(14,130)	(10,002)
Principal payments on capital lease obligations	(5,604)	(7,314)
Acquisition-related obligations	(3,954)	(4,464)
Repurchase of common stock	(89,363)	-
Surrender of common stock awards by employees	(2,282)	(562)
Purchase of remaining interest in subsidiary	-	(1,888)

Net cash provided by financing activities	5,368	179,699

Net change in cash and cash equivalents	27,932	48,028
Cash and cash equivalents at beginning of period	62,510	14,482

Cash and cash equivalents at end of period	$90,442	$62,510

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$20,075	$13,758
Income taxes, net of refunds	-	38,887
Supplemental disclosure of noncash investing and financing activities
Common stock issued for acquisition of business	-	10,859
Vehicles capitalized under capital leases and related lease obligations	2,208	4,440
Seller obligations in connection with acquisition of businesses	7,540	5,128
Unpaid purchases of property and equipment included in accounts payable	1,773	2,003

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net income, as reported	$16,475	$10,793	$54,748	$41,140
Adjustments for adjusted net income:
Writeoff of capitalized loan costs	-	1,791	1,164	2,113
Share based compensation expense	1,756	1,842	7,846	6,591
Acquisition related expenses	800	928	2,674	3,201
Financial Wellness Program [1]	-	2,206	604	2,206
Branch start-up costs [2]	214	-	843	-
Retirement expense	-	-	824	-
Legal settlement	200	-	990	-
Gain on sale of assets	(466)	-	(831)	-
Amortization expense [3]	5,740	7,067	25,419	26,857
Tax impact of adjusted items at normalized tax rate [4]	(2,086)	(4,648)	(10,002)	(13,765)
2017 Tax Cuts and Jobs Act - Release of deferred tax liability [5]	(810)	(3,386)	(810)	(3,386)

Adjusted net income	$21,823	$16,594	$83,469	$64,958

Weighted average shares outstanding (diluted)	30,396,412	31,860,978	31,229,558	31,756,363

Diluted net income per share, as reported	$0.54	$0.34	$1.75	$1.30
Adjustments for adjusted net income, net of tax impact, per diluted share [6]	0.18	0.18	0.92	0.75

Diluted adjusted net income per share	$0.72	$0.52	$2.67	$2.05

1 Employer match upon completion of the program, net of waived executive bonuses

2 Addback of costs related to organic branch expansion for Alpha locations

3 Addback of all non-cash amortization resulting from business combinations

4 Normalized effective tax rate of 25.3% applied to 2018 period, normalized rate of 33.6% applied to 2017 period

5 Tax impacts on deferred tax and uncertain tax positions recorded as a result of the 2017 Tax Cuts and Jobs Act

6 Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Gross profit	$98,637	$81,345	$371,591	$324,026
Share based compensation expense	96	458	846	965
Financial Wellness Program [1]	-	2,412	711	2,412
Branch start-up costs	214	-	843	-
Gain on sale of assets	(466)	-	(831)	-

Adjusted gross profit	$98,481	$84,215	$373,160	$327,403

Adjusted gross profit - % Total Revenue	27.9%	28.1%	27.9%	28.9%

1 Employer match upon completion of the program, partially offset by waived executive bonuses (see below Adjusted Selling & Administrative)

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Selling expense	$17,805	$15,909	$67,105	$58,450
Administrative expense	48,340	41,774	185,850	164,453

Selling and Administrative	$66,145	$57,683	$252,955	$222,903

Share based compensation expense	1,660	1,384	7,000	5,626
Acquisition related expenses	800	928	2,674	3,201
Financial Wellness Program [1]	-	(206)	(107)	(206)
Retirement expense	-	-	824	-
Legal settlement	200	-	990	-

Adjusted Selling and Administrative	$63,485	$55,577	$241,574	$214,282

Adj. Selling and Administrative - % Total Revenue	18.0%	18.5%	18.1%	18.9%

1 Employer match upon completion of the program, net of waived executive bonuses

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA:

Net income (GAAP)	$16,475	$10,793	$54,748	$41,140
Interest expense	5,483	5,925	20,496	17,381
Provision for income taxes	4,676	(822)	17,438	14,680
Depreciation and amortization	14,480	14,619	58,725	55,141

EBITDA	41,114	30,515	151,407	128,342

Acquisition related expenses	800	928	2,674	3,201
Share based compensation expense	1,756	1,842	7,846	6,591
Financial Wellness Program	-	2,206	604	2,206
Write-off of uncertain tax position	-	713	-	713
Branch start-up costs	214	-	843	-
Retirement expense	-	-	824	-
Legal settlement	200	-	990	-
Gain on sale of assets	(466)	-	(831)	-

Adjusted EBITDA	$43,618	$36,204	$164,357	$141,053

Adjusted EBITDA margin	12.4%	12.1%	12.3%	12.5%

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Period-over-period Growth
Sales Growth	17.8%	28.2%	18.0%	31.3%
Same Branch Sales Growth	11.1%	9.4%	11.5%	9.8%

Single-Family Sales Growth	16.6%	18.2%	20.0%	17.6%
Single-Family Same Branch Sales Growth	8.6%	9.8%	12.1%	7.9%

Residential Sales Growth	18.1%	21.3%	18.4%	24.6%
Residential Same Branch Sales Growth	10.9%	11.1%	11.4%	11.3%

U.S. Housing Market[1]
Total Completions Growth	-5.3%	5.0%	3.4%	8.8%
Single-Family Completions Growth	-1.1%	5.4%	6.1%	7.7%

Same Branch Sales Growth [2]
Volume Growth	3.1%	5.9%	6.1%	5.8%
Price/Mix Growth	7.8%	3.5%	5.4%	4.0%
Alpha Sales Growth	13.0%	N/A	11.5%	N/A

1 U.S. Census Bureau data, as revised

2 Same branch volume and price/mix growth excludes Alpha sales growth

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2018	% Total	2017	% Total	2018	% Total	2017	% Total
Revenue Increase
Same Branch	$33,276	62.5%	$21,959	33.3%	$129,969	63.9%	$84,245	31.2%
Acquired	19,976	37.5%	43,933	66.7%	73,536	36.1%	185,701	68.8%

Total	$53,252	100.0%	$65,892	100.0%	$203,505	100.0%	$269,946	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA
Same Branch	$5,152	15.5%	$1,849	8.4%	$15,434	11.9%	$11,598	13.8%
Acquired	2,262	11.3%	4,558	10.4%	7,870	10.7%	24,627	13.3%

Total	$7,414	13.9%	$6,407	9.7%	$23,304	11.5%	$36,225	13.4%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net